Exhibit 99.1

Diodes Incorporated Reports Second Quarter 2018 Financial Results

Market Share Gains and Increasing Profits Result in Record Revenue, Gross Profit, EBITDA and Net Income with Strong Revenue and Profitability Growth Expected to Continue in the Third Quarter

Plano, Texas – Aug. 7, 2018 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-signal semiconductor markets, today reported its financial results for the second quarter ended June 30, 2018.

Second Quarter Highlights

•	Revenue was a record $304.1 million, an increase of 15.1 percent from the $264.2 million in the second quarter 2017 and an increase of 10.8 percent from the $274.5 million in the first quarter 2018;
•	GAAP gross profit was a record $107.3 million, compared to $90.1 million in the second quarter 2017 and $98.6 million in the first quarter 2018;
•	GAAP gross profit margin was 35.3 percent, compared to 34.1 percent in the second quarter 2017 and 35.9 percent in the first quarter 2018;
•

GAAP net income was a record $25.1 million, or $0.49 per diluted share, compared to GAAP net income of $13.2 million, or $0.26 per diluted share, in the second quarter 2017 and GAAP net income of $18.5 million, or $0.37 per share, in the first quarter 2018;

•

Non-GAAP adjusted net income was a record $29.3 million, or $0.58 per diluted share, compared to $17.8 million, or $0.36 per diluted share, in the second quarter 2017 and $24.2 million, or $0.48 per diluted share, in the first quarter 2018;

•	Excluding $3.8 million, net of tax, of non-cash share-based compensation expense, both GAAP and non-GAAP earnings per share would have increased by $0.07 per diluted share;
•

EBITDA was a record $64.5 million, or 21.2 percent of revenue, compared to $45.8 million, or 17.3 percent of revenue, in the second quarter 2017 and $54.2 million, or 19.7 percent of revenue, in the first quarter 2018; and

•

Achieved cash flow from operations of $34.4 million and $13.1 million free cash flow, including $21.4 million of capital expenditures. Net cash flow was a negative $30.1 million, which includes the pay down of $36.1 million of long-term debt.

Commenting on the results, Dr. Keh-Shew Lu, president and chief executive officer, stated,

“Diodes achieved a number of key milestones in the second quarter, reaching record levels across multiple financial metrics driven by continued revenue growth, market share gains and further traction on our Pericom products. Our exceptionally strong performance reflects record sales in both our automotive and industrial end markets, which contributed to new record revenue levels being achieved across all regions.  Our automotive revenue was up 50 percent year-over-year, and our industrial revenue at 27 percent of total revenue was the first time industrial was our largest representative end market.

“Additionally, through revenue growth, we continue to decrease operating expenses as a percentage of revenue, also contributing to our achievement of record EBITDA and record non-GAAP earnings per share in the quarter. In fact, EBITDA increased over 40 percent and non-GAAP net income increased over 60 percent as compared to the prior year period on revenue growth of 15 percent, further demonstrating the significant leverage in our operating model. As a result, we generated strong cash flow that enabled us to further pay-down our long-term debt.

“Also highlighting these solid results is our expectation for continued growth in the third quarter, once again setting new records across our business. Our strong results and growth this year has positioned us to potentially achieve our most profitable year in the Company’s history.”

Second Quarter 2018

Revenue for second quarter 2018 was $304.1 million, an increase of 15.1 percent from $264.2 million in second quarter 2017 and an increase of 10.8 percent from the $274.5 million in the first quarter 2018.

GAAP gross profit for the second quarter 2018 was a record $107.3 million, or 35.3 percent of revenue, compared to the second quarter 2017 of $90.1 million, or 34.1 percent of revenue, and first quarter 2018 of $98.6 million, or 35.9 percent of revenue.  The 120 basis point year-over-year increase in gross margin was due primarily to favorable product mix, increased contribution from the Pericom products as well as improved capacity utilization.

GAAP operating expenses for second quarter 2018 were $69.4 million, or 22.8 percent of revenue, and $64.2 million, or 21.1 percent of revenue, on a non-GAAP basis, which excluded $4.7 million of amortization of acquisition-related intangible asset expenses and $0.5 million of restructuring charges associated with the shutdown and relocation of the Company’s wafer fabrication facility located in Lee’s Summit, MO (“KFAB”). GAAP operating expenses in the second quarter 2017 were $66.3 million, or 25.1 percent of revenue, and in the first quarter 2018 were $71.7 million, or 26.1 percent of revenue.

Second quarter 2018 GAAP net income was a record $25.1 million, or $0.49 per diluted share, compared to net income of $13.2 million, or $0.26 per diluted share, in second quarter 2017 and net income of $18.5 million, or $0.37 per share, in first quarter 2018.

Second quarter 2018 non-GAAP adjusted net income was a record $29.3 million, or $0.58 per diluted share, which excluded, net of tax, $3.8 million of non-cash acquisition-related intangible asset amortization costs and $0.4 million of restructuring expenses. This compares to non-GAAP adjusted net income of $17.8 million, or $0.36 per diluted share, in the second quarter 2017 and $24.2 million, or $0.48 per diluted share, in the first quarter 2018.

The following is an unaudited summary reconciliation of GAAP net income to non-GAAP adjusted net income and per share data, net of tax (in thousands, except per share data):

		Three Months Ended
		June 30, 2018
GAAP net income		$25,068

GAAP diluted income per share		$0.49

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom		2,604

Amortization of acquisition-related intangible assets	2,604

KFAB		447

Restructuring	447

Others		1,228

Amortization of acquisition-related intangible assets	1,228

Non-GAAP net income		$29,347

Non-GAAP diluted earnings per share		$0.58

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

(See the reconciliation tables of GAAP net income to non-GAAP adjusted net income near the end of this release for further details.)

Included in second quarter 2018 GAAP net income and non-GAAP adjusted net income was approximately $3.8 million, net of tax, of non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP earnings per share (“EPS”) and non-GAAP adjusted EPS would have increased by $0.07 per diluted share for second quarter 2018, $0.07 for second quarter 2017 and $0.10 for first quarter 2018.

EBITDA (a non-GAAP measure), which represents earnings before net interest expense, income tax, depreciation and amortization, in the second quarter 2018 was a record $64.5 million, or 21.1 percent of revenue, compared to $45.8 million, or 17.3 percent of revenue, in the second quarter 2017 and $54.2 million, or 19.7 percent of revenue in the first quarter 2018. Year-to-date EBITDA was $118.6 million, which is an increase of over 59 percent from the same period in 2017.  For a reconciliation of GAAP net income to EBITDA, see the table near the end of this release for further details.

For second quarter 2018, net cash provided by operating activities was $34.4 million. Net cash flow was a negative $30.1 million, including the $36.1 million long-term debt pay down. Free cash flow (a non-GAAP measure) was $13.1 million, which includes $21.4 million of capital expenditures.

Balance Sheet

As of June 30, 2018, the Company had approximately $159.6 million in cash, cash equivalents and short-term investments, long-term debt (including the current portion)

totaled approximately $185.8 million, and working capital was approximately $380.8 million.

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and customary quarterly review by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its Form 10-Q for the quarter ending June 30, 2018.

Business Outlook

Dr. Lu concluded, “After growing 10.8% in the second quarter of 2018, for the third quarter of 2018, we expect continued strong growth with revenue increasing to a range between $313 million and $329 million, or up 2.9 to 8.2 percent sequentially. At the midpoint, this represents a 12.5 percent growth versus third quarter 2017.  We expect GAAP gross margin to be 35.8 percent, plus or minus 1 percent. Non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21.0 percent of revenue, plus or minus 1 percent.  We expect interest expense to be approximately $2.5 million.  Our income tax rate is expected to be 29 percent, plus or minus 3 percent, and shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 51.4 million.” Please note that purchase accounting adjustments of $4.0 million, after tax, for Pericom and previous acquisitions are not included in these non-GAAP estimates.

Conference Call

Diodes will host a conference call on Tuesday, August 7, 2018, at 4:00 p.m. Central Time (5:00 p.m. Eastern Time) to discuss its second quarter 2018 financial results. Investors and analysts may join the conference call by dialing 1-855-232-8957 and providing the confirmation code 7785459. International callers may join the teleconference by dialing 1-315-625-6979 and entering the same confirmation code at the prompt. A telephone replay of the call will be made available approximately two hours after the call and will remain available until Aug. 14, 2018 at midnight Central Time. The replay number is 1-855-859-2056 with a pass code of 7785459. International callers should dial 1-404-537-3406 and enter the same pass code at the prompt. Additionally, this conference call will be broadcast live over the Internet and can be accessed by all interested parties on the Investors’ section of Diodes' website at http://www.diodes.com. To listen to the live call, please go to the Investors’ section of Diodes’ website and click on the conference call link at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes' website for approximately 90 days.

About Diodes Inc.

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog, and mixed-signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic devices, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching, and linear voltage regulators, and voltage references, along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in

Manchester and Shanghai, China. Diodes has assembly and test facilities located in Neuhaus, Shanghai, Jinan, Chengdu, and Yangzhou, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue growth, market share gains, increase in gross margin and increase in gross profits in 2018 and beyond; that for the third quarter of 2018, we expect strong growth and revenue to range between $313 million and $329 million, or up 2.9 to 8.2 percent sequentially; expect GAAP gross margin to be 35.5 percent, plus or minus 1 percent; non-GAAP operating expenses, which are GAAP operating expenses adjusted for amortization of acquisition-related intangible assets, are expected to be approximately 21 percent of revenue, plus or minus 1 percent; expect net interest expense to be approximately $2.5 million; expect tax rate to be 29 percent, plus or minus 3 percent; shares used to calculate diluted EPS for the third quarter are anticipated to be approximately 51.4 million; purchase accounting adjustments for Pericom and previous acquisitions of $4.0 million after tax are not included in these non-GAAP estimates; our expectation that we may be positioned to have our most profitable year in the Company’s history in 2018; and other statements identified by words such as “estimates,” “expects,” “projects,” “plans,” “will,” and similar expressions. Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met: the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs, and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive industrial, or other revenue and market share; risks of domestic and foreign operations, including excessive operating costs, labor shortages, higher tax rates, and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs, or embargoes; the risk of breaches of our information technology systems; and other information, including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the company’s website: http://www.diodes.com. Written requests may be sent directly to the company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:	Investor Relations Contact:
Diodes Inc.	Shelton Group
Laura Mehrl	Leanne Sievers
Director of Investor Relations	President, Investor Relations
P: 972-987-3959	P: 949-224-3874
E: Laura_mehrl@diodes.com	E: lsievers@sheltongroup.com

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
NET SALES	$304,085	$264,224	$578,597	$500,527

COST OF GOODS SOLD	196,817	174,085	372,734	336,477

Gross profit	107,268	90,139	205,863	164,050

OPERATING EXPENSES
Selling, general and administrative	42,153	39,697	89,303	79,387
Research and development	22,050	19,796	42,250	37,836
Amortization of acquisition-related intangible assets	4,678	4,646	9,445	9,404
Restructuring	526	1,838	206	4,069
Other operating expenses	17	334	(125)	169
Total operating expenses	69,424	66,311	141,079	130,865

Income from operations	37,844	23,828	64,784	33,185

OTHER INCOME (EXPENSES)
Interest income	443	308	957	603
Interest expense	(2,544)	(3,447)	(5,301)	(6,932)
Foreign currency gain (loss), net	300	(1,628)	(2,729)	(5,422)
Others	377	802	5,012	531
Total other expenses	(1,424)	(3,965)	(2,061)	(11,220)

Income before income taxes and noncontrolling interest	36,420	19,863	62,723	21,965

INCOME TAX PROVISION	10,753	6,039	18,536	6,599

NET INCOME	25,667	13,824	44,187	15,366

Less: NET INCOME attributable to noncontrolling interest	(599)	(645)	(593)	(970)

NET INCOME attributable to common stockholders	$25,068	$13,179	$43,594	$14,396

EARNINGS PER SHARE attributable to common stockholders
Basic	$0.50	$0.27	$0.88	$0.30
Diluted	$0.49	$0.26	$0.86	$0.29

Number of shares used in computation
Basic	49,680	48,518	49,509	48,418
Diluted	50,792	49,944	50,727	49,807

Note: Throughout this release, we refer to “net income attributable to common stockholders” as “net income.”

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2018:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$25,068

Earnings per share (Per-GAAP)
Diluted				$0.49

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,604

Amortization of acquisition-related intangible assets		3,175	(571)

KFAB				447

Restructuring		526	(79)

Others				1,228

Amortization of acquisition-related intangible assets		1,503	(275)

Non-GAAP				$29,347

Diluted shares used in computing earnings per share				50,792

Non-GAAP earnings per share
Diluted				$0.58

Note:  Included in GAAP and non-GAAP net income was approximately $3.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the three months ended June 30, 2017:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$13,179

Earnings per share (Per-GAAP)
Diluted				$0.26

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				2,599

Retention costs		159	(56)

Amortization of acquisition-related intangible assets		3,044	(548)

Others				1,260

Amortization of acquisition-related intangible assets		1,602	(342)

KFAB - Restructuring	(490)	1,733	(435)	808

Non-GAAP				$17,846

Diluted shares used in computing earnings per share				49,944

Non-GAAP earnings per share
Diluted				$0.36

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $4.8 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.07 per share.

DIODES INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2018:

	COGS	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP				$43,594

Earnings per share (Per-GAAP)
Diluted				$0.86

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom				5,178

Amortization of acquisition-related intangible assets		6,314	(1,136)

KFAB				194

Restructuring		206	(12)

Others				4,570

Amortization of acquisition-related intangible assets		3,131	(575)

Officer retirement		2,550	(536)

Non-GAAP				$53,536

Diluted shares used in computing earnings per share				50,727

Non-GAAP earnings per share
Diluted				$1.06

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $7.4 million, net of tax, non-cash share-based compensation expense, excluding officer severance.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.15 per share.

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME – Cont.

(in thousands, except per share data)

(unaudited)

For the six months ended June 30, 2017:

	Operating Expenses	Income Tax Provision	Net Income

Per-GAAP			$14,396

Earnings per share (Per-GAAP)
Diluted			$0.29

Adjustments to reconcile net income to non-GAAP net income:

M&A

Pericom			5,222

Retention costs	353	(124)

Amortization of acquisition-related intangible assets	6,089	(1,096)

Others			2,614

Amortization of acquisition-related intangible assets	3,315	(701)

KFAB - Restructuring	4,069	(1,424)	2,645

Non-GAAP			$24,877

Diluted shares used in computing earnings per share			49,807

Non-GAAP earnings per share
Diluted			$0.50

Note:  Included in GAAP and non-GAAP adjusted net income was approximately $9.0 million, net of tax, non-cash share-based compensation expense.  Excluding share-based compensation expense, both GAAP and non-GAAP adjusted diluted earnings per share would have improved by $0.12 per share.

Adjusted Net Income and Adjusted Earnings per Share

The Company adjusts United States generally accepted accounting principles (“GAAP”) net income and earnings per share attributable to common stockholders to provide investors a better depiction of the Company’s operating results, allow for a more accurate comparison between the Company’s current and historical operating results and provide a baseline for more informed modeling of future earnings. The Company makes adjustments for inventory acquired, transaction costs, retention costs, amortization of acquisition-related intangible assets and restructuring costs. The Company also excludes these items to evaluate the Company’s operating performance, develop budgets, determine incentive compensation awards and manage cash expenditure. The presentation of the above non-GAAP measures allows investors to review the Company’s results of operations from the same viewpoint as the Company’s management and Board of Directors.  The Company has historically provided similar non-GAAP financial measures to provide investors an enhanced understanding of its operations, facilitate investors’ analyses and comparisons of its current and past results of operations and provide insight into the prospects of its future performance.  The Company also believes the non-GAAP measures are useful to investors because they provide additional information that research analysts use to evaluate semiconductor companies.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results and may differ from measures used by other companies.  For example, we do not adjust for any amounts attributable to noncontrolling interest except for one-time non-cash items outside the course of ordinary business, such as impairment of goodwill.  The Company recommends a review of net income on both a GAAP basis and non-GAAP basis be performed to get a comprehensive view of the Company’s results and provides a reconciliation of GAAP net income to non-GAAP adjusted net income.

Detail of non-GAAP adjustments

Retention costs– The Company excluded costs related to employee retention in connection with the Pericom acquisition.   Although these retention costs will be recurring every quarter until the final retention payment has been made, they are not part of the employees’ normal annual salaries and therefore are being excluded.  The Company believes the exclusion of retention costs related to acquisitions provides investors with a more accurate reflection of costs likely to be incurred in the absence of an unusual event such as an acquisition and facilitates comparisons with the results of other periods that may not reflect such costs.

Amortization of acquisition-related intangible assets – The Company excluded this item, including amortization of developed technologies and customer relationships.  The fair value of the acquisition-related intangible assets, which was recognized through purchase accounting, is amortized using straight-line methods which approximate the proportion of future cash flows estimated to be generated each period over the estimated useful life of the applicable assets.  The Company believes that exclusion of this item is appropriate because a significant portion of the purchase price for its acquisitions was allocated to the intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses.  In addition, the Company excluded this item because there is significant variability and unpredictability among companies with respect to this expense.

KFAB restructuring - The Company has recorded restructuring charges related to the shutdown and relocation of its wafer fabrication facility located in Lee’s Summit, MO (“KFAB”).  These restructuring charges are excluded from management’s assessment of the Company’s operating performance. The Company believes the exclusion of the restructuring charges provides investors an enhanced view of the cost structure of the Company’s operations and facilitates comparisons with the results of other periods that may not reflect such charges or may reflect different levels of such charges.

Officer Retirement – The Company has recorded increased expense related to the retirement of two corporate officers. The officer retirement expense has been excluded from management’s assessment of the Company’s current period operating performance in order to facilitate comparisons with previously presented periods that do not reflect such expense.

CASH FLOW ITEMS

Free cash flow (FCF) (Non-GAAP)

FCF for the second quarter of 2018 is a non-GAAP financial measure, which is calculated by subtracting capital expenditures from cash flow from operations.  For the second quarter of 2018, FCF was a $13.1 million, which represents the cash and cash equivalents that we are able to generate after taking into account cash outlays required to maintain or expand property, plant and equipment. FCF is important because it allows us to pursue opportunities to develop new products, make acquisitions and reduce debt.

CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties, such as financial institutions in extending credit, in evaluating companies in our industry and provides further clarity on our profitability. In addition, management uses EBITDA, along with other GAAP and non-GAAP measures, in evaluating our operating performance compared to that of other companies in our industry. The calculation of EBITDA generally eliminates the effects of financing, operating in different income tax jurisdictions, and accounting effects of capital spending, including the impact of our asset base, which can differ depending on the book value of assets and the accounting methods used to compute depreciation and amortization expense.  EBITDA is not a recognized measurement under GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures used by other companies. For example, our EBITDA takes into account all net interest expense, income tax provision, depreciation and amortization without taking into account any amounts attributable to noncontrolling interest. Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands, unaudited):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Net income (per-GAAP)	$25,068	$13,179	$43,594	$14,396
Plus:
Interest expense, net	2,101	3,139	4,344	6,329
Income tax provision	10,753	6,039	18,536	6,599
Depreciation and amortization	26,536	23,435	52,146	47,099
EBITDA (non-GAAP)	$64,458	$45,792	$118,620	$74,423

DIODES INCORPORATED AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	June 30,	December 31,
	2018	2017
	(unaudited)	(audited)
CURRENT ASSETS
Cash and cash equivalents	$152,403	$203,820
Short-term investments	7,225	4,558
Accounts receivable, net	199,949	200,112
Inventories	222,786	216,506
Prepaid expenses and other	36,177	37,328
Total current assets	618,540	662,324

PROPERTY, PLANT AND EQUIPMENT, net	460,237	459,169

DEFERRED INCOME TAXES	39,811	40,580

OTHER ASSETS
Goodwill	132,829	134,187
Intangible assets, net	146,941	156,445
Other	38,414	35,968
Total assets	$1,436,772	$1,488,673

CURRENT LIABILITIES
Line of Credit	$4,268	$1,008
Accounts payable	104,575	108,001
Accrued liabilities and other	88,225	99,301
Income tax payable	16,920	18,216
Current portion of long-term debt	23,717	20,636
Total current liabilities	237,705	247,162

LONG-TERM DEBT, net of current portion	162,121	247,492
DEFERRED TAX LIABILITIES - non current	26,322	25,176
OTHER LONG-TERM LIABILITIES	87,809	94,925
Total liabilities	513,957	614,755

COMMITMENTS AND CONTINGENCIES

EQUITY
Diodes Incorporated stockholders' equity
Preferred stock - par value $1.00 per share; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $0.66 2/3 per share; 70,000,000 shares authorized; 49,846,164 and 49,130,090, issued and outstanding at June 30, 2018 and December 31, 2017, respectively	34,204	33,727
Additional paid-in capital	391,332	386,338
Retained earnings	576,280	532,687
Treasury stock, at cost, 1,457,206 and 1,457,206 shares held at June 30, 2018 and December 31,2017, respectively	(37,768)	(37,768)
Accumulated other comprehensive loss	(81,633)	(83,480)
Total Diodes Incorporated stockholders' equity	882,415	831,504
Noncontrolling interest	40,400	42,414
Total equity	922,815	873,918
Total liabilities and equity	$1,436,772	$1,488,673